As filed with the Securities and Exchange Commission on May 29, 2009
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________________________

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
____________________________

WORLDGATE COMMUNICATIONS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	23-2866697
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
__________________

3190 Tremont Avenue
Trevose, Pennsylvania 19053
(215) 354-5100
(Address and Zip Code of Principal Executive Offices)
__________________

WORLDGATE COMMUNICATIONS, INC.
2003 EQUITY INCENTIVE PLAN
(Full title of the plan)
__________________

Christopher V. Vitale
General Counsel and Secretary
WorldGate Communications, Inc.
3190 Tremont Avenue
Trevose, Pennsylvania 19053
 (Name and address of agent for service)

(215) 354-5100
(Telephone number, including area code, of agent for service)
________________

Copy of all Communications to:

Joanne R. Soslow, Esq.
Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, Pennsylvania 19103
(215) 963-5000
________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered (1) (2)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee (7)

Common Stock, par value $0.01 per share	9,667,672	(3)	$0.29	(5)	$2,803,625	(5)	$156.44

Common Stock, par value $0.01 per share	12,700,000	(4)	$0.28	(6)	$3,556,000	(6)	$198.43

Total	22,367,672				$6,359,625		$354.87

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalization or similar transactions.

(2)
This Registration Statement is also deemed, pursuant to Instruction E to Form S-8, to relate to 4,132,328 shares previously registered on Form S-8 (No. 333-62810) in connection with a predecessor plan, with respect to which a total registration fee of $19,838 has been paid.

(3)	Represents the amount of shares issuable pursuant to existing equity awards or equity awards to be issued by the registrant.

(4)	Represents the amount of shares issuable upon exercise of stock options grants granted by the registrant contemporaneously with the filing of this Registration Statement.

(5)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended, on the basis of the average of the high and low sales price per share of WorldGate Communications, Inc. on the Over the Counter Bulletin Board on May 26, 2009.

(6)	Based upon the price at which the options may be exercised in accordance with Rule 457(h).

(7)	The registration fee has been calculated pursuant to Section 6(b) of the Securities Act of 1933, as amended, by multiplying 0.00005580 by the proposed maximum aggregate offering price.

EXPLANATORY NOTE

An aggregate of 4,132,328 shares of common stock of WorldGate Communications, Inc., a Delaware corporation, or the Registrant, that are issuable upon exercise of stock options under the Registrant’s 1996 Stock Option Plan, or the 1996 Plan, were registered pursuant to a registration statement on Form S-8 (Registration No. 333-62810) that was originally filed with the Securities and Exchange Commission on June 12, 2001, or the 2001 Registration Statement.  The 2001 Registration Statement incorporated by reference the contents of the registration statements on Form S-8 previously filed by the Registrant (File Nos. 333-78943 and 333-49612) on May 20, 1999 and November 9, 2000, respectively.  On November 13, 2003, the Company adopted the 2003 Equity Incentive Plan, or the 2003 Plan, into which the 1996 Plan was merged.

On May 26, 2009, the Registrant’s board of directors approved Amendment 2009-1 to the 2003 Plan which increased the maximum number of shares of common stock of the Registrant that may be issued or transferred under the 2003 Plan to 26,500,000, which includes the 4,132,328 shares that were previously registered pursuant to the 2001 Registration Statement.  The 4,132,328 shares of common stock of the Registrant authorized for transfer and registered in connection with the 2001 Registration Statement are, pursuant to Instruction E to Form S-8, carried forward to, and deemed covered by, this Registration Statement on Form S-8.  Simultaneously with the filing of this Registration Statement, which will register the 26,500,000 shares of common stock that may be issued or transferred under the 2003 Plan, the Registrant will file with the Securities and Exchange Commission a Post-Effective Amendment No. 1 to the 2001 Registration Statement which will deregister the shares of common stock previously registered pursuant to the 2001 Registration Statement.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I of Form S-8 will be sent or given to participants in the WorldGate Communications, Inc. 2003 Equity Incentive Plan, or the Plan, covered by this Registration Statement as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended, or the Securities Act.  Such documents need not be filed with the Securities and Exchange Commission, or the Commission, either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act.  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

The following documents of the Registrant, filed with the Commission are incorporated by reference into this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the Commission on March 26, 2009;
(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, filed with the Commission on May 15, 2009;
(c)	The Registrant’s Current Reports on Form 8-K filed with the Commission on January 9, 2009, March 20, 2009, April 8, 2009, April 9, 2009, April 14, 2009, May 5, 2009, May 15, 2009 and May 28, 2009; and
(d)
The description of the Registrant’s common stock, par value $0.01 per share, contained in the Registrant’s registration statement on Form 8-A filed with the Commission on April 12, 1999 (File No. 000-25755) to register such securities under the Securities Exchange Act of 1934, as amended, or the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such reports and documents.  Unless expressly incorporated into this Registration Statement, a report furnished but not filed on Form 8-K shall not be incorporated by reference into this Registration Statement.

Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

EXPERTS

The consolidated financial statements of the Registrant as of December 31, 2008 and 2007, and for the years ended December 31, 2008 and 2007, incorporated in this prospectus by reference from the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2008, have been audited by Marcum & Kliegman LLP, an independent registered public accounting firm, as stated in its report, which is incorporated herein by reference and have been so incorporated in reliance upon the report of such firm given upon such firm’s authority as experts in accounting and auditing.

Documents incorporated herein by reference in the future will include financial statements, related schedules (if required), management’s assessment of the effectiveness of internal control over financial reporting and independent auditors’ reports. These financial statements and schedules and the effectiveness of internal control over financial reporting will have been audited (if required) to the extent and for the periods set forth in such reports by the firm or firms rendering such reports, and, to the extent so audited and consent to incorporation by reference is given, such financials statements and schedules and opinion regarding the effectiveness of internal control will be incorporated herein by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

Item 4.  Description of Securities.

Not applicable.

Item 5.   Interests of Named Experts and Counsel.

Not applicable.

Item 6.   Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the State of Delaware.  Sections 102 and 145 of the Delaware General Corporation Law, as amended, or the DGCL, set forth the conditions and limitations governing the indemnification of officers, directors and other persons by Delaware corporations.

As permitted by Section 102(b)(7) of the DGCL, the Registrant’s Restated Certificate of Incorporation provides that a director of the Registrant shall have no personal liability to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director.  This provision, however, does not eliminate a director’s liability:

•	for any breach of the director’s duty of loyalty to the Registrant or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

•	under Section 174 of the DGCL; or

•	for a transaction from which the director derived an improper personal benefit.

No such amendment to the Restated Certificate of Incorporation may repeal or limit the liability of a director for any act or omission occurring prior to the date which such provisions became effective.

Section 145 of the DGCL provides that a Delaware corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding (except actions by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In addition, a Delaware corporation may similarly indemnify such person for expenses actually and reasonably incurred by him or her in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided such person acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall have determined upon application, that, despite the adjudication of liability, in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. To the extent that a present or former director or officer of a Delaware corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses actually and reasonably incurred by such person in connection therewith.

Section 145 of the DGCL also provides that a Delaware corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against the same pursuant to the provisions of the DGCL.  The Registrant currently has insurance policies providing for indemnification of officers and directors against liabilities and expenses incurred by any of them in certain proceedings and under certain conditions, such as in the absence of fraud.

The Registrant’s bylaws require the Registrant to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Registrant, or is or was serving while a director or office of the Registrant at its request as a director, officer, employee, agent, fiduciary or other representative of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys' fees), judgements, fines, excise taxes and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permissible under Delaware law. Any person claiming indemnification as provided in the bylaws shall be entitled to advances from the Registrant for payment of the expenses of defending actions against such person in the manner and to the full extent permissible under Delaware law. On the request of any person requesting indemnification under such provisions, the board of directors of the Registrant or a committee thereof shall determine whether such indemnification is permissible or such determination shall be made by independent legal counsel if the board or committee so directs or if the board or committee is not empowered by statute to make such determination. The indemnification and advancement of expenses provided by the bylaws shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any insurance or other agreement, vote of stockholders or disinterested directors or otherwise, both as to actions in their official capacity and as to actions in another capacity while holding an office, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such person. The bylaws provide that the Registrant shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Registrant or is or was serving at its request as a director, officer, employee, agent, fiduciary or other representative of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Registrant would have the power to indemnify him against such liability under the provisions of the bylaws. The duties of the Registrant to indemnify and to advance expenses to a director or officer provided in the bylaws shall be in the nature of a contract between the Registrant and each such director or officer, and no amendment or repeal of any such provision of the bylaws shall alter, to the detriment of such director or officer, the right of such person to the advancement of expenses or indemnification related to a claim based on an act or failure to act, which took place prior to such amendment, repeal or termination.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors and officers of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7.   Exemption from Registration Claimed.

Not applicable.

Item 8.   Exhibits.

The following is a list of Exhibits filed as part of this Registration Statement on Form S-8.  Where so indicated by footnote, Exhibits that were previously filed are incorporated herein by reference.

Exhibit No.	Description
4.1	WorldGate Communications, Inc. 2003 Equity Incentive Plan (Incorporated by reference to the exhibits to the Registrant’s Proxy Statement to stockholders filed with the Commission on September 3, 2004)
4.2
Amendment 2009-1 to the WorldGate Communications, Inc. 2003 Equity Incentive Plan (Incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K as filed with the Commission on May 28, 2009)

4.3
Restated Certificate of Incorporation of WorldGate Communications, Inc. reflecting all amendments through March 31, 2009 (Incorporated by reference to Exhibit 3.1 of the Company’s Form 10-Q Report for the quarter ended March 31, 2009 as filed with the Commission on May 15, 2009)

5.1	Opinion of Morgan, Lewis & Bockius LLP
23.1	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1)
23.2	Consent of Marcum & Kliegman LLP, independent registered public accounting firm
24.1	Power of Attorney (included on signature pages hereto)

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

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(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Trevose, Commonwealth of Pennsylvania, on May 28, 2009.

WORLDGATE COMMUNICATIONS, INC.

By:	/s/ ROBERT STEVANOVSKI
Robert Stevanovski
Interim Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons, in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ANTHONY CASSARA	Director	May 28, 2009
Anthony Cassara

/s/ GREGORY PROVENZANO	Director	May 28, 2009
Gregory Provenzano

/s/ DAVID STEVANOVSKI	Director	May 28, 2009
David Stevanovski

/s/ ROBERT STEVANOVSKI	Chairman, Interim Chief Executive	May 28, 2009
Robert Stevanovski	Officer and Director (principal executive officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby appoints Robert Stevanovski and Christopher V. Vitale, or any of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign the Registration Statement on Form S-8 under the Securities Act of 1933, as amended, to sign any and all pre- or post-effective amendments to the Registration Statement on Form S-8, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons, in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JOEL BOYARSKI	Senior Vice President and Chief	May 28, 2009
Joel Boyarski	Financial Officer (principal financial and accounting officer)

/s/ GEOFFREY M. BOYD	Director	May 26, 2009
Geoffrey M. Boyd

/s/ BRIAN FINK	Director	May 26, 2009
Brian Fink

/s/ RICHARD P. NESPOLA	Director	May 27, 2009
Richard P. Nespola

EXHIBIT INDEX

Exhibit No.	Description

4.1	WorldGate Communications, Inc. 2003 Equity Incentive Plan (Incorporated by reference to the exhibits to the Company’s Proxy Statement to stockholders filed with the Commission on September 3, 2004)
4.2
Amendment 2009-1 to the WorldGate Communications, Inc. 2003 Equity Incentive Plan (Incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K as filed with the Commission on May 28, 2009)

4.3
Restated Certificate of Incorporation of WorldGate Communications, Inc. reflecting all amendments through March 31, 2009 (Incorporated by reference to Exhibit 3.1 of the Company’s Form 10-Q Report for the quarter ended March 31, 2009 as filed with the Commission on May 15, 2009)

5.1	Opinion of Morgan, Lewis & Bockius LLP
23.1	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1)
23.2	Consent of Marcum & Kliegman LLP, independent registered public accounting firm
24.1	Power of Attorney (included on signature pages hereto)